Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AROTECH CORPORATION

___________________________________

Adopted in accordance with the provisions of
Section 242 of the General Corporation Law
of the State of Delaware
___________________________________

The undersigned, being respectively the Chairman and Secretary of Arotech Corporation, a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certify as follows:

FIRST:  In order to effect a one-for-fourteen reverse split of the Company’s outstanding common stock, the Certificate of Incorporation is hereby amended as follows:

By striking out Article FOUR as it now exists and inserting in lieu and instead thereof a new Article FOUR reading in its entirety as follows:

FOUR:  1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is two hundred fifty-one million (251,000,000) consisting of two classes of shares designated as follows:

A.  Two hundred fifty million (250,000,000) shares of Common Stock, $.01 par value (the “Common Stock”); and

B.  One million (1,000,000) shares of Preferred Stock, $.01 par value (the “Preferred Stock”).

2. Conversion of Common Stock. At the time of the filing of this amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, (a) each fourteen (14) shares of issued and outstanding common stock shall automatically, without the necessity of any further action on the part of the holder thereof, be changed and reclassified into one (1) share of common stock. Upon the occurrence of the reclassification effected by this Article Four, Section 2 (the “Conversion”), each certificate for outstanding shares of common stock dated prior to the effective date of the Conversion (“Old Common Stock”) shall evidence, and be deemed to evidence, the number of shares of common stock into which the shares previously evidenced by such certificate shall have been reclassified in accordance with this Article Four, Section 2, and the Conversion shall become effective in accordance with the terms hereof, whether or not any or all of the certificates evidencing Old Common Stock shall have been surrendered or new certificates evidencing the number of shares of common stock into which such shares have been reclassified have been issued in accordance with Article Four, Section 3 hereof.

3. Subsequent Reissuance of Certificates. Following the occurrence of the Conversion, each holder of shares of Old Common Stock shall be sent a letter of transmittal from the Corporation’s transfer agent and shall either (a) surrender each certificate evidencing any such shares pursuant to the instructions in such letter of transmittal or (b) notify the Corporation that such certificate has been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation and its transfer agent from any loss incurred by it in connection with the reissuance of such lost, stolen or destroyed certificate. The Corporation shall thereupon issue and deliver or cause to be issued and delivered to such holder a certificate or certificates, in the name shown on such certificate evidencing Old Common Stock, for the number of whole shares of common stock into which the shares of Old Common Stock evidenced by the surrendered (or lost, stolen or destroyed) certificate have been reclassified, dated as of the date on which the Conversion become effective. The Corporation shall not be obligated to issue any certificate evidencing shares of common stock in connection with the Conversion except in accordance with this Article Four, Section 3.

4. Fractional Shares. Notwithstanding the foregoing, no fraction of a share of common stock shall be issued by virtue of the Conversion, but in lieu thereof, each holder of shares of Old Common Stock who would otherwise be entitled to a fraction of a share of common stock (after aggregating all fractional shares of Common Stock to be received by such holder) shall receive from the Corporation the number of shares of common stock the holder would otherwise be entitled to, rounded down to the next number of whole shares of common stock.

5. Par Value of Common Stock. The par value of the Common Stock as set forth in Article Four, Section 1A hereof shall remain unchanged by the Conversion.

SECOND:  This amendment has been duly adopted at a meeting of the Board of Directors of the Corporation and at a meeting of the stockholders of the Corporation duly called and held, pursuant to notice in accordance with Section 222 of the General Corporation Law, by the vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law.

THIRD:   The capital of the Corporation shall not be reduced under or by reason of this amendment.

FOURTH:  This Amendment shall be effective at 7:00 a.m. Eastern Daylight Time on June 21, 2006.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 20th day of June, 2006.

/s/ Robert S. Ehrlich
Robert S. Ehrlich, Chairman

ATTEST:

/s/ Yaakov Har-Oz
Yaakov Har-Oz, Secretary